Exhibit 99.1

Cardinal Health Reaffirms Fiscal 2024 non-GAAP EPS Guidance and Long-term Targets Amidst Nonrenewal of OptumRx Customer Contracts

DUBLIN, Ohio, April 22, 2024 — Cardinal Health (NYSE: CAH) announced today that its pharmaceutical distribution contracts with OptumRx, which expire at the end of June 2024, will not be renewed. The company reaffirmed its fiscal 2024 non-GAAP diluted EPS guidance of $7.20 to $7.35. Despite the nonrenewal of the OptumRx contracts, the company also reiterated both its Pharmaceutical and Specialty Solutions long-term segment profit CAGR target of 4% to 6% and its consolidated non-GAAP EPS CAGR target of 12% to 14% for fiscal years 2024 to 2026, relative to a fiscal 2023 baseline. Affirming these targets reflects the company’s ability to achieve sustained growth over the long term and deliver attractive returns for shareholders through an ongoing focus on value creation.

While Cardinal Health has not yet provided financial guidance for fiscal 2025, the company expects growth in fiscal 2025 in both Pharmaceutical and Specialty Solutions segment profit and non-GAAP diluted EPS. The company expects to partially offset the impact of OptumRx through a combination of new customer wins, specialty growth and other actions.

Sales to OptumRx generated 16% of Cardinal Health’s consolidated revenue in fiscal year 2023. Approximately 90% of these sales were serviced by the company’s Pharmaceutical Distribution business and primarily consisted of non-specialty bulk shipments to Optum’s mail dispensing facilities. Total sales to OptumRx generate a meaningfully lower operating margin than the overall Pharmaceutical and Specialty Solutions segment.

Furthermore, Cardinal Health continues to expect to generate adjusted free cash flow of approximately $2B on average from fiscal 2024 to 2026; however, the company anticipates lower-than-average adjusted free cash flow in fiscal 2025 due to the unwinding of negative net working capital associated with the OptumRx contract and day-of-the-week timing.

“We have plans in place to continue delivering profitable growth in fiscal 2025, and we are pleased to reaffirm our long-term targets for the Pharmaceutical and Specialty Solutions segment and enterprise, despite this nonrenewal.” said Jason Hollar, CEO of Cardinal Health. “We remain confident in the resiliency and strong value proposition of our business and look forward to updating you on our continued progress on our upcoming earnings call.”

“Our team remains focused on driving our strategy and executing on behalf of our customers,” said Debbie Weitzman, CEO Pharmaceutical and Specialty Solutions. “We are excited about the many other opportunities in the marketplace, such as the onboarding of new customers and the additional capabilities from the integration of Specialty Networks in fiscal 2025.”

About Cardinal Health Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With more than 50 years in business, operations in more than 30 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Media:	Erich Timmerman
(614) 757-8231
Erich.Timmerman@cardinalhealth.com

Investors:	Matt Sims
(614) 553-3661
Matt.Sims@cardinalhealth.com

Cautions Concerning Forward-Looking Statements This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from ongoing inflationary pressures, including the risk that our plans to mitigate such effects may not be as successful as we anticipate or that costs could remain elevated; competitive pressures in Cardinal Health's various lines of business, including the risk that other customers may reduce purchases made under their contracts with us or terminate or not renew their contracts; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture or other components of our generics programs; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; uncertainties related to the timing, magnitude and profit impact of the distribution of recently commercially available COVID-19 vaccines; and the risk that we may not realize the anticipated benefits related to our updated operating and segment reporting structure. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of April 22, 2024. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this news release can or will be achieved or completed.